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Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of January 1, 2003 (the "Effective Date") between Click2learn, Inc., a Delaware corporation with its principal offices located at 110-110th Avenue N.E., Bellevue, Washington 98004-5840, (the "Company") and Gary Millrood ("Employee").

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.    Position

During the term of this Agreement, Company will employ Employee and Employee will serve as Senior Vice President, North American Sales. Employee will be based out of his home in Portola Valley, California, until moving permanently to the Seattle-Bellevue, WA area in the summer of 2003.

2.    Duties

Employee will have such duties as are commensurate with the position of Senior Vice President, North American Sales at Click2learn, Inc. Employee will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Employee's employment. Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

3.    Exclusive Service

Employee will devote his full professional time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company's interests in accordance with Employee's experience and skills. In addition, Employee will not engage in any consulting activity or other potentially conflicting activity except with the prior written approval of Company, or at the direction of Company, and Employee will otherwise do nothing incompatible with the performance of his duties hereunder.

4.    Term of Agreement

This Agreement will commence on the Effective Date and will continue until the earlier of 12 months after the Effective Date or termination of Employees employment pursuant to Section 7 hereof. This Agreement will automatically renew for additional periods of 12 months each unless the parties mutually agree not to renew this Agreement. Either party will provide the other party with any requests for changes to this Agreement for any renewal term at least 60 days prior to the renewal date unless otherwise agreed.

5.    Compensation and Benefits

        (a)    Base Salary.  The Company agrees to pay Employee an initial base salary of $175,000 per year, Employee's salary will be payable as earned in accordance with Company's customary payroll practice, which currently is to pay salary on a bi-weekly basis.

        (b)    Additional Benefits.  Employee will be eligible to participate in Company's employee benefit plans of general application, including without limitation the Company's 401(k) Plan and those plans covering life, health, disability and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including health club membership, vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of Employee.

        (c)    Commission Plan.  Employee will be eligible to receive commissions on sales revenue from sales generated by the North American Sales organization in accordance with mutually agreed upon compensation plans. Employee's target commission at 100% of target revenue is $125,000 per year. Quotas, commission rates, payment terms and other details of the commission plans will be set forth in a written plan signed by the Company' CEO, CFO and Employee. Commissions equal to the first 3 months of the Commission Plan at 100%, or roughly equivalent to $10,416.66 per month, will be paid in equal installments at the end of each month during the first quarter of employment.

        (d)    Business Expenses.  The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with the Company's applicable policy and are property documented and accounted for in accordance with the requirements of the Internal Revenue Service.

        (e)    Stock Options.  Effective as of the date of this Agreement Employee shall be granted, under the Company's 1998 Equity Incentive Plan (the "Plan"), an option to purchase 100,000 shares of Common Stock at the fair market value as determined in accordance with the Plan. Such options shall become exercisable ("vest") over four years with 25% of such shares vesting at the end of one year and 1/36 of the remaining shares vesting on the same day of each month for the remaining three years.

        (f)    Relocation Expenses.  The Company will reimburse Employee for the reasonable and necessary expenses incurred by Employee in moving himself and his family from the Portola Valley, California area to the Bellevue, Washington area. Such expenses include actual move costs. Reimbursement is dependent upon Employee's submission of receipts for applicable moving expenses and all expenses must be incurred within one year of the Effective Date. Employee will reimburse Company 100% of the relocation expenses paid in the event of Employee's Voluntary Termination within one year from the Effective Date. Employee agrees that Company may deduct any repayment due from Employee's unpaid salary, commissions, outstanding expense reports and/or any other form of compensation or reimbursement due to you, to the extent allowed by law, in addition to any other form of lawful recovery remedy the Company may have.

6.    Proprietary Rights and Insider Trading

Employee hereby agrees that concurrently with the execution of this Agreement, Employee will execute Click2learn's standard form of Employee Invention, Confidentiality, Non-raiding and Noncompetition Agreement (the "Invention Agreement"). Employee agrees that, as an executive officer of the Company within the meaning of Section 16 of the Securities Act of 1933, as amended, he will comply in all respects with the Company's Insider Trading Policies and Procedures for Section 16 Individuals and all applicable laws and regulations relating to ownership of and trading in the Company's securities and use and disclosure of material non-public information.

7.    Termination

        (a)    Events of Termination.  Employee's employment with the Company shall terminate upon any one of the following:

            (i)  the determination of the CEO made in good faith to terminate the Employee for "cause" as defined under Section 7(b) below ("Termination for Cause"); or

          (ii)  the effective date of a written notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause"); or

          (iii)  the effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination").

        (b)    "Cause" Defined.  For purposes of this Agreement, "cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

            (i)  a failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company;

          (ii)  a good faith determination by the Company's CEO that Employee's performance is unsatisfactory after reasonable notice of the ways in which performance is unsatisfactory and a reasonable opportunity to correct any such deficiencies;

          (iii)  a failure or refusal in any material respect to perform his duties determined by the Company in accordance with this Agreement or the customary duties of Employee's employment (except for any failure due to ill health or disability);

          (iv)  unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

          (v)  dishonest conduct or a deliberate attempt to do an injury to the Company;

          (vi)  Employee's material breach of a term of this Agreement, the Company's Insider Trading Policy and Procedures or the Invention Agreement, including, without limitation, Employee's unauthorized disclosure or theft of the Company's proprietary information;

        (vii)  an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment which shall include any violation of applicable laws and regulations relating to ownership of and trading in the Company's securities and use and disclosure of material non-public information; or

        (viii)  Employee's death.

        (c)    Change of Control Severance Plan.  Employee shall be entitled to participate in the change of control severance plan adopted by the Company's Compensation Committee for executives generally; provided, however, that if this Agreement would provide Employee greater benefits than any such change of control severance plan in the event of Employee's Termination Without Cause, then Employee shall be provided with the benefits of this Agreement.

8.    Effect of Termination

        (a)    Termination for Cause or Voluntary Termination.  In the event of any termination of Employee's employment pursuant to Sections 7(a)(i) or 7(a)(iii), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination (including commission payments earned through the date of termination). Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

        (b)    Termination Without Cause.  In the event of any termination of Employee's employment pursuant to Section 7(a)(ii) or Section 7(a)(iii) during the Term of this Agreement:

            (i)  the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination (including commission payments earned through the date of termination);

          (ii)  provided that Employee has signed a mutually acceptable form of Separation Agreement and General Release, for a period ending 3 months following the date of termination, the Company shall continue to pay Employee his base salary under Section 5(a) above at Employee's then current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period; provided, however, that at any time during such period the Company may elect to pay such base salary, less applicable withholding taxes, or the then unpaid portion thereof, in a single lump sum payment;

          (iii)  Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

9.    Miscellaneous

        (a)    Arbitration.  Employee and the Company shall submit to mandatory binding arbitration in Seattle, Washington any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that Employee and the Company retain their right to and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall mutually agree on the arbitrator to decide any such controversy or claim and if the parties cannot agree on the selection of an arbitrator then they shall each select an arbitrator and those two arbitrators shall agree on a third arbitrator who will decide any such controversy or claim.

        (b)    Severability.  If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

        (c)    Remedies.  The Company and Employee acknowledge that the service to be provided by Employee is of special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3, a restraining order an/or injunction may be issued against Employee, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

        (d)    No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding beach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

        (e)    Assignment.  This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with the sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

        (f)    Withholding.  All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

        (g)    Entire Agreement.  This Agreement, the offer letter from the Company dated November 26, 2002 and the Invention Agreement constitute the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement and the Invention Agreement supersede and cancel any and all previous contracts, arrangements or understandings with respect thereto.

        (h)    Amendment.  This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

        (i)    Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by fax, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by fax, five days after mailing if sent by U.S. mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	110-110th Avenue N.E., Suite 700 Bellevue, WA 98004-5840
Fax:	425-637-1508
Attention:	President and CEO
If to Employee:	At the address on the records of the Company

        (j)    Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

        (k)    Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the state in which Employee is based, without giving effect to the principles of conflict of laws; provided, however, that if Employee is relocated to another jurisdiction then the laws of such jurisdiction shall apply, and in the event of any claim made following termination, the laws of the jurisdiction where Employee was based on the date of termination shall apply.

        IN WITNESS WHEREOF the Company and Employee have executed this Agreement as of the date first above written.

"COMPANY"		"EMPLOYEE"
CLICK2LEARN, INC.
By:	/s/ KEVIN OAKES	/s/ GARY MILLROOD Gary Millrood
Name
Kevin Oakes
Title:
Chairman, CEO

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Exhibit 10.10